TABLE OF CONTENTS
                               CODE OF ETHICS FOR
                              LEBENTHAL FUNDS INC.
                           LEBENTHAL ASSET MANAGEMENT

                                                                       PAGE

                        EXECUTIVE SUMMARY                              1

 SECTION I.             PURPOSE AND DESIGN                             3

 SECTION H.             RESTRICTIONS                                   4

 SECTION M.             REPORTING REQUIREMENTS                         7

 SECTION IV.            OTHER POLICES                                  10

 SECTION V.             SUPERVISORY PROCEDURES                         11

 SECTION VI.            ENFORCEMENT AND SANCTIONS                      12

 SECTION VU.            MISCELLANEOUS PROVISIONS                       15

 SECTION VM.            DEFINITIONS                                    16

 SECTION IX.            ACKNOWLEDGEMENT                                22


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                                 CODE OF ETHICS
                                       FOR
                              LEBENTHAL FUNDS INC.
                           LEBENTHAL ASSET MANAGEMENT



                              I. PURPOSE AND DESIGN


       This Code of Ethics ("Code") is adopted by Lebenthal Funds Inc. (the "Portfolio") an open end investment company registered under the Investment Company Act of 1940 (the "Act") and Lebenthal Asset Management Inc. ("Fund Manager" and "Advisor) (the preceding companies and affiliates shall hereinafter be referred to all-inclusively as "The Companies") in an effort to prevent violations of Section 17 of the 1940 Act and the Rules and Regulations thereunder. This Code is designed to:

1. prevent investment activities by persons with access to certain information that might be harmful to the Funds or that might enable such persons to illicitly profit from their relationship with the Funds;

2. summarize the written policies and procedures designed to prevent the misuse of material, non-public information in violation of the 1934 Act, the Advisers Act, or the Rules and Regulations thereunder, as required by
       Section 15(f) of the 1934 Act and Section 204A of the Advisers Act;

3. put our customers' interests first. The Companies seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors is something we value and endeavor to protect;

4. ensure that all personal securities transactions by employees are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or appearance of conflict or any abuse of an individual's position of trust and/or responsibility.

       Each employee must read and retain a copy of this Code and sign the attached acknowledgment form. Direct any questions to the Executive Vice President or his/her designee. Each employee will be required to acknowledge compliance with the Code on an annual basis.


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                                II. RESTRICTIONS


A.       Non-Public Information

       1. All employees shall use due care to ensure that material, non-public information remains secure and shall not divulge to any person any material, non-public information, except in the performance of his/her duties. For example, files containing material, non-public information should be restricted. If an Insider learns of any material, non-public information, such information shall not be divulged to any other person, except in the performance of his/her duties. Conversations containing such information should be conducted in private.

       2. No Insider shall engage in Insider Trading, on behalf of himself/herself or others.

       3. No employee shall divulge to any person contemplated or completed securities transactions of a Fund, except in the performance of his/her duties, unless such information previously has become a matter of public knowledge. If you think you might have access to material, non-public information, you should direct that to the Executive Vice President or his/her designee.


B.     Prescribed Activities Under Rule 17j-l(a).

       Rule 17j-1(a) under the 1940 Act provides:

       It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly, or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company-


         1. To employ any device, scheme or artifice to defraud such registered investment company;

         2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

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         3.   To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

         4. To engage in any manipulative practice with respect to such registered investment company.

Any violation of Rule 17j-l(a) shall be deemed to be a violation of the Code.


C.       Covenant to Exercise Best Judgment.

         Investment personnel shall act on their best judgment in effecting, or failing to effect, any Fund transaction and such person shall not take into consideration his/her personal financial situation in connection with decisions regarding Fund Portfolio transactions.


D.       Restrictions on Personal Investing Activities

         Initial Public Offering (IPOs). Investment personnel and their immediate family members are prohibited from purchasing IPOs of all securities.

         Private Placement. Access persons are prohibited from purchasing private placements without express prior approval of LAM's Executive Vice President or his/her designee.

         Blackout Periods. Access persons are prohibited from executing a securities transaction on a day during which any investment company in his/her complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition the Funds portfolio manager is prohibited from buying or selling a security within seven (7) calendar days before and after the investment company that he/she manages trades that security. Any profits realized on trades within the proscribed periods will be disgorged.

         Ban on Short Term Trading Profits. Investment personnel are prohibited from profiting in the purchase and sale or sale and purchase of securities, that the fund complex may invest by way of the prospectus restrictions, within 60 calendar days. Any profits realized on such short-term trades will be disgorged.

         Pre-clearance All access persons are required to "pre-clear" personal securities transactions. Pre-clearance means to seek the approval (in writing) of the Executive Vice President of LAM or his/her designee prior to the entry of the


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         securities order. This restriction applies only to those securities that the fund complex may invest by way of the prospectus restrictions.

E.       Personal Dealing With Customers.

         Employees are prohibited from personally selling or purchasing securities directly or indirectly to or from a client account.

F.       Gifts

         Access persons and employees are not to accept gifts or gratuities from broker/dealers or vendors deemed excessive (over $100 or frequent in nature) which could impair or give the appearance of impropriety regarding their fiduciary responsibility to our clients.



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                           III. Reporting Requirements


A.       Quarterly Report.

         In compliance with Rule 17-J the Companies jointly undertake to take all reasonable and necessary steps to prevent any trading practices that might prove "fraudulent, deceptive or manipulative". Toward that effort, 17-J also requires that every "access person" file a report with the firm concerning his or her personal securities transactions within 10 days of the end of the quarter in which the transaction took place.

         Therefore, not later than ten (10) days after the end of each calendar quarter, each Access Person shall submit a report which includes the following information with respect to transactions during calendar quarter in any security in which such Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the security. The report shall include:

         1. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

         2. The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);

         3.   The price at which the transaction was effected; and

         4. The name of the broker, dealer, or bank with or through whom the transaction was effected. If no transactions have occurred during the period, the report shall so indicate.

B.       Outside Brokerage Accounts.

         All employees are required to have duplicate confirmations and statements from outside investment accounts sent to the Lebenthal Compliance Department. It is a prohibition for portfolio managers to transact for their personal account using a broker they use for fund or managed account transactions. This includes any account in which they have beneficial ownership. This prohibition excludes the use of the manager's broker in cases of competitive bidding and new issue offerings.


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C.       Disclosure of Personal Holdings

         Employees are required to disclose personal securities holdings upon commencement of employment and thereafter on an annual basis, including holdings other than those reflected on a traditional broker/dealer account (i.e. private placements, securities held in bank safe deposit boxes).

D.       Limitation on Reporting Requirements.

Notwithstanding the provisions of Section IV.A., no Access Person shall be required to make a report:

         1. With transactions effected for any account over which such person does not have any direct influence or control; or

         2. If such a person is not an `interested person" of a Fund as defined in Section 2(a)(19) of the 1940 Act and would be required to make such a report solely by reason of being a director of a Fund, except where such director knows or, in the ordinary course of fulfilling his official duties as a director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by such Fund or "LAM". It is a disinterested director's actual or imputed knowledge at the time of his or her securities transaction which triggers the reporting obligation. Therefore, a disinterested director need only report a securities transaction when, at the time of that transaction he or she knows, or should have known, of the investment company's trading activity or consideration of trading activity.

         3. Where a report made to "LAM" would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act.


E.       Reports of Violations.

         In addition to the quarterly reports required under this Article IV, Access Persons promptly shall report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports filed pursuant to Sections IV.A.


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F.       Filing of Reports

         All reports prepared pursuant to this Article IV shall be filed with the Executive Vice President of "LAM" or his/her designee.

G.       Review by the Board of Directors.

At the first Board of Directors Meeting following the end of each fiscal year , "LAM" shall present to the Fund's directors an annual report which shall:

1. summarize existing procedures concerning personal investing and any changes in the procedures made during the past fiscal year;

2. describe in detail violations of this Code for the prior fiscal year, unless such violations have previously been reported to the board of directors.

3. recommend changes, if deemed necessary, in existing restrictions or procedures based upon the investment company's experience under its code of ethic, evolving industry practices, or developments in applicable laws or regulations.

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                               IV. OTHER POLICIES


A.       Service as a Director.

Investment personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the investment company and its shareholders. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.


B.       Outside Business Activities

Employees are required to notify the Lebenthal Compliance Department in writing of any outside business activities, whether or not they are securities related. The Compliance Officer will consult with senior management regarding the allowance of such activity. Examples include being a board member of a non-profit organization, owner or part-owner of a small business, etc.


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                          VI. ENFORCEMENT AND SANCTIONS

A.       General.

Any Person of The Companies who is found to have violated any provision of this Code including filing false or incomplete or untimely reports may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Boards of Directors of Lebenthal Funds Inc. or Lebenthal Asset Management in their discretion. In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including without limitation:

 1.   the degree of willfulness of the violation;
 2.   the severity of the violation;
 3. the extent, if any, to which the violator profited or benefited from the violation;
 4.   the adverse effect, if any, of the violation on the Fund or Funds;
 5. the market value and liquidity of the class of Securities involved in the violation;
 6.   the prior violations of the Code, if any, by the violator;
 7.   the circumstances of discovery of the violation; and
 8. if the violation involved the purchase or sale of Securities in violation of this Code,

      (a) the price at which the Fund purchase or sale was made and (b) the violator's justification for making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.       Violations of Section II.D

1. At its election, a Fund may choose to treat a transaction prohibited under
Section II.D of this Code as having been made for its account. Such an election may be made only by a majority vote of the directors of the Fund who are not Affiliated Persons of "LAM". Notice of an election under this Paragraph B. 1 shall not be effective unless given to "LAM" within sixty (60) days after the Fund is notified of such transaction. In the event of a violation involving more than one Fund, recovery shall be allocated between the affected Funds in proportion to the relative net asset values of the Funds as of the date of the violation. A violator shall be obligated to pay the Fund any sums due to said Fund pursuant to paragraph B.2 below due to a violation by a member of the immediate family of such violator.

2. If Securities purchased in violation of Section II.D of this Code have been sold by the violator in a bona fide sale, the Fund shall be entitled to recover the profit made by the violator. If such Securities are still owned by the violator, or have been disposed of by such violator other than by a bona fide sale at the time notice of election is given by the Fund, the Fund shall be entitled to recover the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Fund acquired such Securities. If the violation


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consists of a sale of Securities in violation of Section II.D of this Code, the
Fund shall be entitled to recover the difference between the net sale price per share received by the violator and the net sale price per share received by the Fund, multiplied by the number of shares sold by the violator. Each violation shall be treated individually, and no offsetting or netting of violations shall be permitted.

3. Knowledge on the part of the General Counsel of a Fund of a transaction in violation of Section II.D of this Code shall be deemed to be notice to the Fund under Paragraph VI.B.1. Knowledge on the part of a director or officer of a Fund who is an Affiliated Person of "LAM" of a transaction in violation of this Code shall not be deemed to be notice under Paragraph VI.B. 1.

4. If the Board of Directors of a Fund determines that a violation of this Code has caused financial detriment to such Fund, upon reasonable notice to "LAM", "LAM" shall use its best efforts, including such legal Action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or pay to the Fund such sums, as the Fund shall declare to be due under this Section VI.B., provided that:


         a. "LAM shall not be required to bring legal action if the amount recoverable would not be expected to exceed S2,500;

         b. In lieu of bringing a legal action against the violator, "LAM" may elect to pay to the Fund such sums as the Fund shall declare to be due under this Section VI.B.; and

         c. "LAM" shall have no obligation to bring any legal action if the violator was not an Affiliated Person of The Companies.

C.       Rights of Alleged Violator.

A person charged with a violation of this Code shall have the opportunity to appear before the Board of Directors,who have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D.       Notification to General Counsel of Funds.

The General Counsel of the Fund involved shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.


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                         VII. MISCELLANEOUS PROVISIONS.


A.       Identification of Access Persons.

"LAM" shall, on behalf of the Funds, identify all Access Persons who are under a duty to make reports under Section IV.A. and shall inform such persons of such duty.

B.       Maintenance of Records.

"LAM" shall, on behalf of the Funds, maintain and make available records as required by Rule 17j-l(d).

C.       Effective Date.

The effective date of this Code shall be________________.


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                                VIII DEFINITIONS


A.       Portfolio Manager
         Those employees entrusted with the direct responsibility and authority to make investment decisions affecting an investment company, and who, therefore, is the person best informed about an investment company's investment plans and interests.

B.       Investment Personnel
         Includes the portfolio manager and securities analysts and traders who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions.

C.       Access Person
         Means any director, officer, or employee of "The Companies", who in the ordinary course of his/her business makes, participates in, or obtains information regarding the purchase or sale of securities for a Fund or whose functions or duties as part of the ordinary course of his/her business relate to the making of any recommendation to a Fund regarding the purchase or sale of securities, i.e. analysts, portfolio managers. Those individuals deemed to be access persons will receive a memo stating that they are access persons. Those individuals who do not receive such notice but consider themselves access persons should contact the Executive Vice President or his/her designee.

D.       "Advisers Act"
         Means the Investment Advisers Act of 1940, 15 U.S.C.  80b-1 to 80b-21

E.       "Affiliated Person" of another person means:

         1. Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

         2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

         3. Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

         4. Any officer, director, partner, co-partner, or employee of such other person;

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         5.   If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

         6. If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.


F.       "Beneficial ownership"
          Means the opportunity to profit directly or indirectly from a transaction.

G.       "Board of Directors"
          Means the board of directors of a corporation or persons performing similar functions with respect to any organization, whether incorporated or unincorporated.

H.       "Control"
          Shall have the meaning as that set forth in Section 2(a)(9) of the 1940 Aa (power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company.

J.        "Insider Trading"
          Means the use of material, non-public information to trade in a Security (whether or not one is an Insider) or the communication of material, non-public information to others. Given the potential liability related to the Insider Trading and Securities Fraud Enforcement Act of 1988, it is critical that all employees be familiar with this act.

    1. It is unlawful for any person to misuse, directly or indirectly, any material, non-public information (see definition below). Personnel in possession of such information may not be:

          a. purchasing or selling such securities for their own accounts, for accounts in which they have a beneficial interest, or over which they have the power, direcly or indirectly, to make investment decisions (i.e.managed accounts);

         b. issuing research reports, recommendations or comments which could be construed as recommendations; or

         c. disclosing such information or any conclusions based thereon to any other person. An offhand comment to a friend may be used unbeknownst to you by your friend to trade in securities and could result in substantial civil and criminal liability to you. Individuals needing this information to carry out professional responsibilities (i.e., compliance officer, legal counsel) must also treat this information confidentially.


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      Penalties
      The penalties for insider trading are severe, for both the individual and the controlling persons (supervisors who may be held liable). The penalty which may be imposed on the person who committed a violation may be up to three times the profit gained or loss avoided by the transaction. The maximum jail term is ten years per violation. The penalty which may be imposed on the controlling person may be up to the greater of $1,000,000 or three times the profit gained or loss avoided. The maximum criminal fines are $1,000,000 per violation for individuals and $2,500,000 per violation for non-natural persons.

K.       "Material Non-Public Information"
         Any information which has not been made public and which a reasonable investor might consider important in making an investment decision For "non-public information" to be made public, it must be generally available through non-disclosure in a national business or financial wire service (i.e. Dow Jones or Reuter's), a national new service (AP or UP1), a national newspaper (i.e., Wall Street Journal, or a public disseminated disclosure document (prospectus or proxy).

L.       "Member of immediate family"
         Includes such person's spouse, children under the age of twenty-five
         (25) years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, or controls the investment decision, unless such person or any other member of his immediate family cannot control or participate in the investment decisions of such trust or estate.

M.       "Managed Account"
         Any account where continuous advice is given to a client or investments are made for a client based on the clients' individual needs. This service is provided to clients on both a discretionary and non-discretionary basis. The adviser offers this service to individuals, trusts, estates, corporations, pension and profit-sharing plans and investment companies. Account supervision is guided by the stated objectives of the client (i.e., maximum capital appreciation, growth, income or growth and income).

N.       "Security being considered for purchase or sale".
         This is when a recommendation to purchase or sell a security has been made and communicated in writing or orally and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


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                               IX. ACKNOWLEDGMENT.


I have read and understand this Code and will comply in all respects with the policies and procedures herein.

Signature of Access Person-         ________________________________


Printed name of person-             ________________________________






Please return this form to the compliance department. Thank you.

                 II. Employee Code of Ethics/Conduct Guidelines

II. CODE OF ETHICS


         Lebenthal is a leader in the financial community. The financial markets in which we operate play a key role in the capital formation process which is essential to a growing and productive national economy. Maintaining public confidence in these markets clearly is of vital importance. It is the responsibility of Lebenthal, along with other leading financial firms, to maintain public trust in the financial markets by preserving their integrity. Accordingly, the essence of Lebenthal's Code of Ethics is a commitment to integrity.

         We value both business performance and reputation. We desire the very best we can achieve as a firm that both creates economic value and acts by ethical principle. We are responsible to a variety of parties in these endeavors, including our clients, our shareholders, our competitors, our regulators and the communities in which we operate.

         Meeting Lebenthal's ethical responsibilities requires the support and commitment of all Lebenthal employees. Each employee must keep foremost in mind, while dealing with clients, competitors and fellow employees, that the integrity and reputation of Lebenthal as a firm is in question if ethical standards are not upheld. Every member of the Lebenthal community shares responsibility for the integrity of the institution as a whole. The commitment to be guided by ethical principles is the most serious responsibility that a Lebenthal employee assumes upon joining the Firm. Our employees are expected to be guided by a sense of honor and motivated by a sense of honesty.

         Maintaining personal integrity involves more than a strict observance of the securities laws and regulations and the internal corporate policies which relate to them. Integrity involves an awareness and active support of the ethical principles that lie behind the legal rules. Integrity also requires loyalty to the Firm and to its clients, fair and honest treatment of competitors and their clients, and respect and concern for fellow employees. Integrity is not an occasional requirement but a continuing commitment.

         It is the responsibility of management to make ethical behavior and efficient performance complementary. Managers must measure excellence by qualitative values as well as by quantitative results. They must encourage all employees to be alert to ethical ambiguity and to ask tough questions. Managers must respond promptly to employee concerns about possible violations of laws and regulations. It is management's responsibility to sustain an open, accountable environment where a spirit of honor can thrive. Only in such an environment can an attitude prevail by which every individual member of the Lebenthal community shares responsibility for the integrity of the Firm as a whole.

         Lebenthal employees are expected to live by the highest standards of ethical conduct in their relationships with each other, the Firm, its customers, and the public. If they perceive lapses in those standards they are expected to report them to their superiors.

934185.1       II. Employee Code of Ethics/Conduct Guidelines
                                                                               1
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         Lebenthal's  reputation  for integrity and the trust and  confidence of its clients are major reasons for the Firm's success. These attributes are the result of many years of honest and honorable dealing. They require a continuing commitment to act by ethical principle while providing superior client service.

         Employees should avoid any activity, interest or association that might interfere or even appear to interfere with the independent exercise of his/her judgment in the best interest of the Firm, its clients and the public. This prohibition includes engagements in outside employment or business activities if they would give rise to conflicts of interest or jeopardize the Firm's integrity or reputation.

         The Firm requires that employees maintain their personal brokerage accounts at Lebenthal, while recognizing that certain types of trading and investments are better suited to be handled away from Lebenthal. Employees are required to disclose the existence of accounts held both at Lebenthal and at other firms.

         Employees are not allowed to engage in "frontrunning," i.e., effecting a securities transaction for their own account, for the Firm's account, for a customer's account on a discretionary basis, or, recommending a particular securities transaction to another person, while in possession of knowledge or a belief that the price at which such transaction may be effected will be more advantageous if the transaction is effected prior to the execution of another transaction in the same security by Lebenthal for its own account or on behalf of another party.

         No employee,  officer or director of Lebenthal Asset  Management,  Inc.
(LAM) may buy or sell for their individual accounts any of the same securities which LAM recommends to its clients until all the needs of the customer are fulfilled. Therefore, no employee, officer or director of LAM may execute a security transaction on the same side of the market until two business days after a recommendation has been made.

         Employees  are  not  allowed  to  engage  in  "insider  trading",  i.e.
effecting a securities transaction for their own account, for the Firm's account, for a customer's account on a discretionary basis, or, recommending a particular securities transaction to another person while in possession of material, non-public information.

         In addition to maintaining a formal Code of Ethics, Lebenthal encourages ethical conduct by fostering a culture of compliance within the organization. Lebenthal believes that the preservation of its unblemished reputation for high ethical conduct is accomplished through integrity. Integrity involves an awareness and active support of the ethical principles that lie behind the legal rules; it requires an employee's loyalty to the Firm and its clients, fair and honest treatment of competitors and their clients, and respect and concern for fellow employees. The commitment to be guided by ethical principles is the most serious responsibility that a Lebenthal employee assumes upon joining the Firm. It is this continuing commitment that explains in part the Firm's exemplary history in the financial industry and ensures the continued support received from its clients and the financial community.

934185.1       II. Employee Code of Ethics/Conduct Guidelines
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II. EMPLOYEE CONDUCT GUIDELINES

A. Relationships with Our Customers

         It has long been Lebenthal's policy that the customer's interest comes first. Lebenthal's continued growth and success depends, to a large extent, on the ability of its employees to maintain and even increase the level of customer confidence. This entails competing vigorously in the marketplace for business, but competing fairly and honestly.

         Our employees should give each customer the time and attention needed to find the products and services most suitable for that customer's needs. They also should strive to provide timely and accurate information that is not misleading in any way. In describing the diversity and quality of our products and services, employees must be careful not to exaggerate them or to disparage the products and services of our competitors.

         Providing timely, accurate information that is not misleading is an important step in putting the customer's interest first. Moreover, when we are buying or selling securities for customers, before executing a trade in our principal capacity, we must use diligence to obtain best execution for our customers.


B. Competition

         Free and open competition in the business environment is healthy and desirable. Being competitive necessitates keeping an eye on competitors, gathering public information on their activities, products and services, and attempting to be as good as or better than they. Competition, however, must always be fair. Unfair competition not only is anti-competitive but also may be illegal. Hiring a competitor's employees to obtain trade secrets or other proprietary information, for example, may be improper in certain circumstances. Similarly, disparaging the products and services offered by others may constitute unfair competition. Lebenthal seeks to increase its business by offering superior service and better quality products. The Firm will not attempt to compete unfairly by engaging in anti-competitive conduct.

         It is entirely appropriate and desirable under certain circumstances to cooperate with our competitors. In the case of a public offering of securities, for example, Lebenthal properly may participate with other securities firms as a member of a syndicate. Furthermore, members of competing firms often work together through an industry association to solve a common problem. What must be avoided in contacts with our competitors is the discussion of such things as proprietary information, business plans, and pricing or compensation policies which might be viewed as an attempt to conspire anti-competitively. Agreements or understandings, whether written or oral, formal or informal, which unreasonably restrict competition constitute

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


violations of antitrust laws. The importance of avoiding such violations is underscored by the fact that the antitrust laws contain criminal provisions under which employees who authorize or engage in acts in violation of such laws are personally subject to substantial fines and imprisonment.

         Additional elaboration of the Firm's antitrust compliance policy is provided below.


C. Antitrust Matters

         It is the intention of Lebenthal not only to comply with the antitrust laws of the United States applicable to its business operations, but also to hold  employees  in  management  positions  personally  accountable  for  taking
measures   necessary   to  achieve   this   objective   within  their  areas  of
responsibility.

         Except with prior legal advice, no employee shall enter into any understanding or agreement (whether implied or expressly stated, formal or informal, written or oral) with a competitor, as to matters in which the two firms are in competition, limiting or restricting the competitive strategy of either party or the availability of products or services to any third party or parties. Employees should be particularly sensitive to any agreements with competitors involving prices, costs, profits, interest rates, financing rates, rental or leasing rates, product or service offerings, terms or conditions of sale, production or sales volume, sales or production facilities or capacity, market share, decisions to bid or submit proposals or not to do so, the treatment of customers or suppliers, sales territories or distribution methods.

         These limitations do not apply to customary finance and trading activities involving agreements between Lebenthal and other firms with which Lebenthal is not in competition with respect to the particular transaction. Examples of such activities include the formation of underwriting syndicates, agreements including usual restrictions in connection with securities distributions, the negotiation of financing transactions, and other restrictive agreements customary (and sometimes required) in the Firm's business.

         Antitrust concerns may also be raised by participation in activities of committees or trade organizations intended to develop industry standards for particular products or services. The Firm's policy is to support such standards if they will benefit the general public, the Firm, and its customers, clients, counter-parties and suppliers. The Firm should oppose standards that unduly limit customer choice or innovation, or otherwise do not benefit the public, the Firm and its customers.

         No employee shall discuss with a competitor or any third party acting for a competitor, or otherwise furnish to or accept from a competitor or any third party acting for a competitor, information on any subject as to which an understanding or agreement with the competitor would be prohibited by the preceding discussion unless, in the opinion of the Firm's legal counsel, such communications would neither violate the antitrust laws nor furnish a reasonable

934185.1       II. Employee Code of Ethics/Conduct Guidelines
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


basis for inferring such a violation. If a competitor or third party starts a discussion of the type noted above, it is a Lebenthal employee's responsibility to object and, if the discussion does not stop, to leave the meeting and report the incident in writing to the Operating Committee. This policy does not preclude obtaining competitive information from independent third-party sources who are not acting for a competitor in transmitting the information.


D. Dealings With the Government and Other Regulators

         The securities industry is highly regulated. As a result, there is often a need for employees to be in contact with lawmakers and regulators. If any employee, other than an Operating Committee member, is contacted by a legislator (including staff members) or regulator (e.g., the SEC, NASD, a state securities commission, IRS) or a Law Enforcement Agency (e.g., the Police, FBI or a criminal prosecutor's office such as the U.S. Attorney), whether by telephone, letter or branch visit, the employee should promptly contact the Compliance Department for advice and guidance before engaging in any substantive discussion or taking any other action in response to the contact.

         It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Such obligations include the timely and accurate filing of appropriate federal, state and local tax returns as well any applicable forms or reports required by regulatory bodies.


E. Improper Payments

         Lebenthal expects all employees to use only legitimate practices in pursuing its business and in promoting the Firm's views on issues before governmental authorities. Accordingly, Lebenthal policy forbids payments of any kind, that are in violation of any applicable law, by it or its officers or employees or any agent or other intermediary to any person, government official, self-regulatory official, corporation or other entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of applications for a business activity or other matter. Furthermore, in accordance with MSRB Rule G-37, Lebenthal will report to the MSRB any reportable political contributions to state or local officials or candidates.

         More explicitly, no employee of the Firm acting on its behalf shall, in violation of any applicable law, offer or make directly or indirectly through any person or firm any "kickback", "bribe" or other payment of anything of value (in the form of compensation, gift, contribution or otherwise) to any person or firm employed by or acting for or on behalf of:

(i) any customer, whether private or governmental, for the purpose of inducing or rewarding any favorable action by the customer in any commercial transaction;

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

(ii) any governmental entity, for the purpose of inducing or rewarding action (or withholding of action) by a governmental entity in any governmental matter; or

(iii) any governmental official, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action (or withholding of action) or the exercise of influence by such official, party or candidate in any business transaction or in any governmental matter.

         In using consultants, agents, sales representatives or others, the Firm will employ only reputable, qualified individuals or firms under compensation arrangements which are reasonable in relation to the services performed.

         The provisions of this section are not intended to apply to ordinary and reasonable business entertainment or gifts not of substantial value, customary in local business relationships and not violative of law as applied in that environment.

         When customer organizations, governmental agencies, or others have published policies intended to provide guidance with respect to acceptance of entertainment, gifts, or other business courtesies by their employees, such policies shall be respected. Many agencies of the United States Government have strict standards in this area which their employees must follow.


F. Political Contributions

         It is the policy of Lebenthal that any and all corporate contributions to political parties or to candidates for public office be made in strict accordance with governing law, particularly MSRB Rule G-37. Rule G-37, which restricts political contributions made to state and local officials or candidates by persons involved in the municipal securities industry, is intended to eliminate the practice of utilizing such contributions to influence the selection of underwriters and financial advisors. Violations of Rule G-37, as well as Rules G-8 and G-9 regarding recordkeeping and retention, may jeopardize the Firm's municipal activities with certain issuers, and/or result in various regulatory sanctions, including fines and censures.

         All employees must abide by the Firm's Policies and Procedures regarding Political Contributions. Therefore, employee (those employees to whom Rule G-37 applies) and Firm or Firm-controlled PAC contributions must be pre-cleared. No contributions over certain de minimis amounts may be made prior to the completion of "Lebenthal Form 37-E - Political Contribution Request Form (for employee contributions) or "Lebenthal Form 37-F - Political Contribution Request Form (for Firm/PAC contributions), and the receipt of written approval of the request.

         Please see Section IV.BB. "Political Contribution Procedures" for more information.

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


G. Health, Safety and Environmental Protection

         Lebenthal seeks to manage its activities so that employees' health and safety on the job are protected from unreasonable risks, so that reasonable employee expectations concerning the work environment are met, and so that the public and the environment are properly protected from any adverse effects of Firm activities. It is therefore the policy of Lebenthal to take all appropriate measures to protect the health and safety of its employees in the performance of their assigned work, giving full regard to evolving industry practices, regulatory requirements, and societal standards of care; and to eliminate where possible or limit to the lowest practicable levels (and at least to legally defined levels) any adverse effects on human health and the environment from its facilities and activities.


H. Employee Matters

         Satisfactory internal relationships with fellow employees are important to our success. This requires that we observe among ourselves the same high standards of integrity and ethical responsibility required in our dealings with our clients. On its part, Lebenthal acknowledges its responsibility to provide a healthy and supportive work environment that enhances the well-being of its employees.


I. Hiring and Promotion

         Firm decisions as to employment, training or retraining, promotions, and terminations, are made solely on the basis of merit, qualifications, and competence, in accordance with Federal, New York State and New York City equal employment opportunity laws, except where a bona fide occupational qualification exists.


J. Employee Records

         Personnel, benefits, and other employee records are afforded the same confidentiality afforded customer records. Information is disclosed only on a need-to-know basis, except as may otherwise be required by law.


K. Use of Drugs and Alcohol

         Employees are expected to conduct themselves at all times in a manner consistent with the highest professional standards. This requires, among other things, that each employee devote his or her full attention and skills to the performance of his or her responsibilities at Lebenthal. Any impairment of performance resulting from the use of drugs or alcohol is a very serious matter. Drug or alcohol abuse in the workplace severely endangers the quality of work

934185.1       II. Employee Code of Ethics/Conduct Guidelines
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


performed, the reputation of the Firm and the health and well-being of its employees. In addition, the potential penalties for the use of illegal drugs are also severe and include substantial prison terms for the individuals involved.

         It is therefore especially important that all employees clearly understand the Firm's policy regarding alcohol and illegal drug use:

Working while intoxicated, or possessing, using, purchasing, distributing, selling or having controlled substances in your system without medical authorization during the work day, on the Firm's premises or while conducting company business is inconsistent with the Firm's business interests and will be grounds for disciplinary action, up to and including immediate termination.

         The Firm reserves the right to take appropriate steps to ensure compliance with the above policy, including the testing of its employees. All testing of employees or applicants is confidential and is subject to the rights of the person tested to explain a positive result. Applicants and employees who refuse to take tests or who show positive results are subject to termination of their job offers or employment. The Firm reserves the right, under appropriate circumstances, to refer an employee to an approved counseling or rehabilitation program.


L. Dealing with the Media

         To assure that we deal with the press and other media in a responsible manner, all employees, with the exception of Operating Committee members, must report and coordinate all media contacts with the Operating Committee. This procedure is intended to provide Lebenthal with: (1) a unified voice to all of our audiences; (2) accuracy; and (3) protection of proprietary or sensitive information.


M. Use and Protection of Lebenthal Assets

         Lebenthal's assets include its funds, premises, equipment, information, business plans, ideas for new products and services, advertising materials, customer lists, prospect lists, leads, conversion rates, advertising results and most importantly, its people. Employees must use these assets only for the purposes intended and not for their personal benefit without approval. Even business opportunities that come to employees as a result of their employment are the proprietary opportunities of Lebenthal and should be so regarded. Proprietary information relating to the Firm must be safe-guarded and should not be permitted to find its way into the hands of outsiders, especially competitors.

         The Firm has responsibilities for the proper use and protection of its assets and for reporting financial information to clients, government agencies and stockholders. In addition, the Board of Directors, officers and managers require various financial reports to assist them in


934185.1       II. Employee Code of Ethics/Conduct Guidelines
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


the discharge of their responsibilities to the Firm. The cooperation of each employee is important in order for Lebenthal to document transactions in and dispositions of its assets accurately.

         Where employees are responsible for the acquisition or disposition of assets for the Firm or are authorized to incur liabilities on the Firm's behalf, they must be careful not to exceed their authority. Most employees are involved in reporting of some kind, if only of expenses for travel and entertainment. It is essential that all reporting be done honestly and accurately.


N. Outside Activities

         Every employee should avoid any activity, interest or association that might interfere or even appear to interfere with the independent exercise of his or her judgment in the best interests of the Firm, its clients and the public. Even the appearance of a conflict or impropriety may be harmful to Lebenthal's reputation. In the event that a conflict of interest pre-exists, or arises during the course of business, it is the Firm's policy to report any such conflict immediately, to all relevant parties.


O. Outside Business Activities

         Employees may be engaged in outside business activities, which may include a financial interest as a partner or stockholder of another business, an officer position in a family-owned corporation or an outside directorship in another company. It is Lebenthal's policy not to discourage outside business activities, including directorships, provided they do not give rise to conflicts of interest or jeopardize the Firm's integrity or reputation.

         Lebenthal requires prompt notification of any outside business activity. Periodic certification will be made by all employees to establish that required disclosure has been made. See Section IV.F. "Employee Activities" for more information.


P. Other Potential Business Conflicts

         Employees should attempt to avoid personal transactions or situations in which their own interests conflict or might appear to conflict with those of Lebenthal. In this connection, every employee is expected to disclose promptly to his or her supervisor any personal transaction or situation which may present such a conflict, including potential conflicts arising from immediate family relationships.

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


Q. Civic and Charitable Activities

         Lebenthal encourages employees to be concerned about needs and problems which affect their communities. Accordingly, employees are free to engage in volunteer activities with civic and charitable organizations. However, civic activities that involve the giving of a product or service for value and that may be considered political contributions for the purpose of MSRB Rule G-37, must not be undertaken without prior approval from Lebenthal.


R. Public Office

         Employees are permitted to serve in local elective offices of a civic nature, provided that such activity, including campaigning, occurs outside normal business hours, is carried on solely in the individual's private capacity as a private citizen and not as a representative of Lebenthal and involves no conflict of interest. In this regard, the duties of office should not involve investment activities which are related to their responsibilities as a Lebenthal employee. Employees may support others in campaigns for public office, provided such activity is outside normal business hours and that these volunteer activities are in accordance with the Firm's Policies and Procedures regarding Political Contributions. In addition, no use may be made of Lebenthal's name, facilities or corporate funds.

         Please see Section II.F. "Political Contributions" and Section IV.BB. "Political Contribution Procedures" for more information.


S. Personal Gifts and Gratuities

         Neither employees nor members of their immediate families may, directly or indirectly give (or receive) fees, commissions, gifts, gratuities, excessive entertainment or any other similar form of consideration, of other than nominal value, to (or from) any person, firm or entity with which Lebenthal does or seeks to do business. Ordinary and reasonable business entertainment is excluded. In any questionable situation, employees should consult their supervisor, who in turn may communicate with the Compliance Department.

         Please refer to the following Sections:

(i)  Section  IV.N.7.   "Influencing  or  Rewarding  Employees  of  Others"  for
procedures regarding giving gifts and gratuities to other persons;

(ii) Section IV.N.8. "Acceptance of Compensation from Gratuities from Others" for procedures on receiving gifts from any person or firm, including the receipt of compensation or incentives from an offeror of securities;


934185.1       II. Employee Code of Ethics/Conduct Guidelines
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


(iii)  Section   IV.B.12(j)  "Dealer   Concessions"  for  procedures   regarding
compensation and incentive arrangements to a firm's associated persons, paid by offerors of investment company securities to member firms.


T. Conclusion

         Although it is impossible to describe every situation in which employees may be confronted with an ethical dilemma, these guidelines should create an awareness of ethical responsibilities that will cause you to spot a potential problem area and make an evaluation of the ethical concerns involved. In some cases you will have to be guided by your own ethical standards. In such a case, the following guidelines may be helpful. First, consider whether the proposed action is legal and conforms to Lebenthal policy. Second, consider whether the action might adversely affect client relationships, whether you would be embarrassed if the details were known to fellow employees, family or friends, whether it could compromise you or the Firm, and whether it could be interpreted as being inappropriate. Finally, and perhaps most importantly, consider whether taking the action would make you feel uncomfortable.

         We each share responsibility for behaving in a manner that will enhance the reputation of Lebenthal. The Firm asks and requires that every employee make a personal commitment to the observation of the highest ethical standards, and exercise proper judgment, in all aspects of his/her business dealings.

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